Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form S-3 (File No. 333-208314) of our report dated March 28, 2017 with respect to the audited consolidated financial statements of Acer Therapeutics Inc. (formerly Opexa Therapeutics, Inc.) as of December 31, 2016 and 2015 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com
Houston, Texas
November 14, 2017